Exhibit 10.34

November 30, 2023

To: Fredric Tomczyk

Re: Relocation to Chicago – Relocation Repayment Agreement

Dear Fred,

This letter agreement serves to summarize the agreement between Cboe Global Markets, Inc. (“Cboe” or the “Company”), including its subsidiaries and affiliates, and you as it relates to certain relocation assistance benefits being extended to you or others under Cboe’s relocation program set forth in the Transfer Benefit Summary attached hereto as Exhibit A. These benefits are being extended to you as a result of you having accepted the position of Chief Executive Officer in Chicago, Illinois requiring you to relocate your current residence.

In consideration of receipt of certain relocation assistance benefits, you agree to repay to Cboe the total value of any or all relocation assistance benefits, including expense reimbursements, paid to you or on your behalf by Cboe, in the event that you voluntarily terminate your employment with Cboe or are terminated for Cause (as that term is defined in the Cboe Global Markets, Inc. Executive Severance Plan) on or before twelve (12) months from September 19, 2023 (the "Transfer Date”), unless such repayment obligation is waived in the sole discretion of the Cboe Compensation Committee .

The amount of repayment that you will owe Cboe shall equal the total of relocation assistance benefits paid, including expense reimbursements. If your employment is terminated by Cboe without cause (including because of a reduction in force, illness, long-term disability, or death) within twelve (12) months of the Transfer Date, no such repayment of such relocation expenses will be required.

Any repayment required will be due and payable to Cboe within sixty (60) days of terminating employment.  Cboe reserves the right to deduct any sums due and owing to Cboe from your final paycheck(s), including, without limitation, salary, commissions, bonuses, vacation or other paid leave, severance or separation pay, and expense reimbursements, up to the full amount of the expense owed to Cboe, as allowed by law. If such deduction does not fully satisfy the amount of reimbursement due, you agree to immediately repay the remaining unpaid balance to Cboe.

Further, as part of your relocation assistance benefits, Cboe Bats, LLC has leased a property under its name for you and your family. Cboe has agreed to pay for the first twelve (12 months) of that lease. You have been provided with a copy of the Lease Agreement for 118 Erie Street, Unit 15A, Chicago, Illinois 60611 (the “Lease Agreement”) and you agree that you will abide by all the lease terms as the occupant(s) of the property. You also agree that you will be responsible for any fees, damages, early termination penalties (except to the extent the early termination was due to Cboe’s termination of your employment without Cause), and any other extraneous charges that may be incurred by Cboe Bats, LLC under the Lease Agreement.

Nothing in this repayment agreement constitutes a contract or guarantee of employment for any specific term or limits either Cboe’s or your right to terminate the employment relationship at any time.

If you have any questions regarding the subject matter of this letter agreement, please reach out to Jennifer Jorgensen, Senior Global Mobility Manager.

Sincerely,

/s/ Stephanie Foley

Stephanie Foley

EVP, Chief Human Resources Officer

I have read and accept the conditions set forth in the Global Permanent Transfer Benefit Summary attached hereto as Exhibit A and applying to repayment of relocation advances stated herein.

Signature:

/s/ Fred Tomczyk Jan 30, 2024

Fredric Tomczyk Date

Exhibit A